UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                 FORM 12b-25

                         NOTIFICATION OF LATE FILING

  [ ] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [X] Form 10-Q  [ ] Form N-SAR

                                              SEC FILE NUMBER: 0-10201
                                             CUSIP NUMBER: 669903 30 4
For Period Ended: November 30, 1998

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended: ______________


Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
     Entire Form 10-QSB


Part 1 - REGISTRANT INFORMATION


Full Name of Registrant       Nugget Exploration, Inc.

Former Name if Applicable     N/A

Address of Principal Executive Office (Street and Number)
     815 South Durbin Street

City, State and Zip Code
     Casper, Wyoming 82601


Part 2 - RULES 12b-25(b) AND (c)


If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.
[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calender day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

Part 3- NARRATIVE


State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, SAR, or the transaction report or portion thereof, could not be filed within the prescribed time period.

The Company has recently underwent a change in control. The Company intends to describe details of this change in control in its report, Form 10-QSB.


Part 4 - OTHER INFORMATION


(1) Name and telephone number of person to contract in regard to this notification:

      Tyson Schiff, President            (801) 944-0701
      ----------------------         ----------------------
         (Name and Title)              (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act or 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been
     filed?  If answer is no, identify report(s).           [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earning statements to be included in the subject report or portion thereof?
                                                            [ ] Yes [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                           Nugget Exploration, Inc.
                ---------------------------------------------
                (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 13, 1999            By:    Tyson Schiff
                                       -----------------------------
                                       Name: Tyson Schiff
                                       Title: President